 BioSante Pharmaceuticals, Inc.
 FOR IMMEDIATE RELEASE
Amex: BPA

BioSante Pharmaceuticals Reports Product Development Highlights
and Financial Results for 2005

LINCOLNSHIRE, Illinois (March 31, 2006) -- BioSante Pharmaceuticals, Inc. (Amex: BPA) today announced updated product development highlights, recent milestones and financial results for the year ended December 31, 2005.

“We achieved a number of significant milestones with our late stage hormone therapy products and CAP nanotechnology,” commented Stephen M. Simes, BioSante’s president and chief executive officer. “We announced positive Phase III clinical results for Bio-E-Gel™, our transdermal estradiol gel for the treatment of moderate-to-severe hot flashes in menopausal women, and presented these data at a key medical conference. The data paved the way for the submission of our New Drug Application (NDA) for Bio-E-Gel with the U.S. Food and Drug Administration (FDA) in early 2006.  We are proud of this first NDA submission for BioSante which is an important milestone and achievement for the company. We also are very pleased and encouraged by the Phase II results for our transdermal testosterone product, LibiGel™, and further encouraged by the FDA’s guidance on testosterone’s potential as an effective therapy for female sexual dysfunction. We hope soon to finalize the Phase III development plan for LibiGel and initiate Phase III clinical trials in 2006. We are dedicated to women’s health, an important and growing area because of the aging of women in the baby boom generation.”

“Our CaP nanotechnology continues to generate significant interest from the medical, business, and government communities, particularly in areas such as biodefense and pandemic flu. In the last year, we signed a number of agreements with other companies to use CaP in their product development. We look forward to a successful and productive 2006, both with CaP and our transdermal hormone therapies,” concluded Simes.

Product Development Highlights

Hormone Therapy Achievements

•
We completed our 12-week pivotal Phase III clinical trial to evaluate the safety and efficacy of Bio-E-Gel (transdermal estradiol gel) for the treatment of moderate-to-severe hot flashes in menopausal women. We believe we have identified the “lowest effective dose” of Bio-E-Gel. We believe this dose will be among the lowest estrogen doses on the market for the treatment of hot flashes.

•	We submitted an NDA for Bio-E-Gel in early 2006.

•	We are making progress toward finalizing a Phase III development plan for LibiGel in the treatment of female sexual dysfunction.

•
We exercised an option for a license to three patents encompassing triple hormone contraception technology, a novel combination of estrogens and progestins with androgens, such as testosterone, from Wake Forest University Health Sciences and Cedars Sinai Medical Center. Paradoxically, many women who use oral contraceptives have low sexual desire and activity due to low levels of testosterone. We believe that LibiGel has an important role for these women.

CaP Nanotechnology Achievements

•
We signed a Material Transfer and Option Agreement with a European pharmaceutical company for an option for an exclusive, worldwide license to use CaP to develop a series of allergy products, including treatments for rhinitis, asthma, conjunctivitis, dermatitis, and allergic gastrointestinal diseases. Under the terms of the agreement, BioSante received a $250,000 upfront payment and, if the parties enter into the exclusive license agreement, BioSante will receive a one-time license fee, annual maintenance payments, milestone payments upon achievement of regulatory milestones, and royalties on commercial sales.

•	We signed an option and license agreement with Medical Aesthetic Technologies for the use of CaP in the medical aesthetic field including cosmetic and dermatological applications.

•	We received a subcontract for the development of recombinant Factor IX formulations for delivery of CaP via alternative routes of administration for the treatment of hemophilia.

•
We signed a manufacturing agreement with a US-based cGMP (current good manufacturing practices) manufacturer for large-scale quantities of CaP to be used by us and other pharmaceutical companies for pre-clinical and clinical testing of protein products as well as vaccines.

Financial Results for 2005

BioSante incurred a net loss of approximately $9.7 million or ($0.50) per share for the year ended December 31, 2005, compared to a net loss of $12.0 million or ($0.70) per share for the same period in 2004. The company’s cash, cash equivalents and short-term investments as of December 31, 2005 were approximately $9.1 million, compared to $17.3 million at December 31, 2004. The decrease in cash in 2005 was primarily due to the completion of Bio-E-Gel clinical activities and the NDA filing. The burn rate in early 2006 is estimated to be approximately $750,000 per month. We believe our cash balance is sufficient to allow us to initiate planned LibiGel Phase III development.

About BioSante Pharmaceuticals, Inc.

BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante's lead products include Bio-E-Gel™ (transdermal estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel™ (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD). A Bio-E-Gel new drug application (NDA) was submitted to the FDA on February 16, 2006. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women's gel products are licensed by BioSante from Antares Pharma Inc. The company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at: www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this news release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes", "plans, "hopes", or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante's filings with the Securities and Exchange Commission, including those factors discussed on pages 22 to 34 in BioSante's most recent Form 10-K, which discussion also is incorporated herein by reference. Additional risk factors include the risk that the FDA will not accept the Bio-E-Gel NDA for filing, the risk that the burn rate may exceed projections, the risk that the cash requirements may be more than anticipated, and the risk that the Company may not commence the LibiGel Phase III clinical trials in a timely way. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
Celeste Duncan, The Trout Group LLC; (212) 477-9007 ext 45; cduncan@troutgroup.com
Daniel Budwick, BMC Communications; (212) 477-9007 ext 14; dbudwick@bmccommunications.com
Phillip Donenberg, BioSante Pharmaceuticals, Inc.; (847) 478-0500; donenber@biosantepharma.com